Exhibit 10.1
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EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into and shall be effective as of October 29, 2006, between WEBSIDESTORY, INC., a Delaware corporation (the “Company”), and JAMES W. MACINTYRE, IV (the “Employee”).
Recitals:
     WHEREAS, the Company desires to employ the Employee as the President and Chief Executive Officer of the Company; and
     WHEREAS, the Employee and the Company desire to set forth in this Agreement certain terms and provisions governing the employment relationship between Employee and the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
     1. DEFINITIONS
     The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
          1.1. Affiliates. “Affiliates” of a Person, or Persons “affiliated” with such Person, shall mean any Persons which, directly or indirectly, through one or more intermediaries, controls or are controlled by or are under common control with, such Person.
          1.2. Base Compensation. “Base Compensation” shall mean the compensation payable to the Employee in accordance with Section 3.1 hereof.
          1.3. Cause. “Cause” shall mean:
(a) any action by the Employee involving willful misconduct which causes material harm to the Company’s Business; or
(b) the Employee’s conviction of a felony for conduct in connection with the performance of his duties and responsibilities for the Company or which is otherwise materially injurious to the Company.
          Any determination of Cause for purposes of this Section 1.3 shall be made by the Board of Directors of the Company at a duly-constituted meeting thereof at which the Employee shall have the right to be heard, to submit evidence, and to be represented by counsel. Prior to such meeting, the Employee shall be entitled to receive not less than ten (10) business days’ notice (the “Notice Period”) of the conduct purporting to constitute Cause. During the Notice Period, the Employee shall have the right to conform his conduct so that Cause does not exist, in

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which case any Notice of Termination for such Cause shall be withdrawn and of no effect. No determination of Cause hereunder, whether or not in compliance with the process described herein, shall prevent or be deemed to prevent judicial review of that determination.
          1.4. Change in Control. A “Change in Control” shall occur on the date that there occurs: (a) a merger or consolidation of the Company with or into another corporation or other entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is Beneficially Owned, directly or indirectly, by persons who are stockholders of the Company immediately prior to such event); (b) the sale or transfer of all or substantially all of the properties and assets of the Company; (c) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not Beneficially Own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase Beneficially Owns at least a majority of such voting power immediately after such purchase; or (d) any other change of control of fifty percent (50%) or more of the outstanding voting power of the Company in a single transaction or series of related transactions, but for purposes of this subsection (d) excluding an underwritten public offering or Rule 144A private placement by the Company of shares of common stock or other securities. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A of the Code, and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto. For purposes of this Agreement, “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          1.5. Confidential Information. “Confidential Information” shall mean all data and information, in whatever form, whether or not originated by the Employee, relating to the Company’s Business and its actual or any actively considered business product, or service, provided that (i) such data and information is not generally known by the public or by others with no duty to maintain the confidentiality of such information (except where such disclosure occurs as a result of a breach of this Agreement or other act or omission of the Employee which the Employee, as the Chief Executive Officer of the Company, does not have authority to make such disclosure), (ii) the Company or any of its Subsidiaries take reasonable steps, in the exercise of its good faith judgment, to secure and maintain the confidentiality of such data and information, and (iii) such data and information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who could obtain economic value from its disclosure.
          1.6. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and the Treasury regulations and other guidance issued thereunder.
          1.7. Company’s Business. “Company’s Business” shall mean the business of the Company and any of its Subsidiaries of developing and providing software or enabling services for use by businesses to conduct web site or other system usage analytics, web site search, web site content management and keyword bid management, and any other products or services that, during the Employee’s employment under this Agreement, are actually put in use

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or designed into products or services or are, to Employee’s knowledge, in pre-commercial and documented research and development at the Company or any of its Subsidiaries.
          1.8. Copyrights. “Copyrights” shall mean materials used in the Company’s Business for which copyright protection may be obtained including, but not limited to: literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints and other works), recordings, models, photographs, slides, motion pictures and audio-visual works, regardless of the form or manner in which documented or recorded; and any domestic or foreign copyright registrations and/or applications for such registrations, including all or any portion of such materials or other subject matter identified by any such registration or application, along with any rights of renewal or extension.
          1.9. Date of Termination. “Date of Termination” shall mean (i) if the Employee’s performance of services is terminated for Cause or Disability, the date specified in the Notice of Termination, or (ii) in the case of death, on the date of death, or (iii) if the Employee’s performance of services is terminated for any other reason, the date specified in such Notice.
          1.10. Disability. “Disability” shall mean the Employee’s inability to perform the essential functions of his position with or without accommodation by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last without material interruption for a period of not less than 180 or more consecutive days, as determined by the Employee’s Physician; provided, however that in the event such determination is challenged by the Company, such challenge will be resolved by a panel of three licensed medical physicians (“Physicians”), whose decision shall be final and binding on both parties. For this purpose, the Employee and the Company shall each choose a Physician and the Physicians so chosen shall select a third. Notwithstanding the foregoing, to the extent that any payment under this Agreement that is subject to Section 409A of the Code may become payable due to a Disability, “Disability” shall mean the Employee (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than six (6) months under a Company-sponsored group disability plan.
          1.11. Employment Commencement Date. “Employment Commencement Date” shall mean November 20, 2006.
          1.12. Good Reason. “Good Reason” shall mean any of the following reasons unless Employee has provided specific written consent to such occurrence in respect to this Agreement:
          (a) The failure to elect or to re-elect or to appoint or to re-appoint the Employee to the offices of President and Chief Executive Officer and as a member of the Board of Directors of the Company or its successor; or

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          (b) A material diminution by the Company in the Employee’s authority, functions, duties or responsibilities with the Company; or
          (c) Any reduction in the Employee’s Base Compensation as the same may be increased from time to time or, except to the extent permitted by Section 3.5 hereof, any material adverse change in the benefits provided to the Employee, taken as a whole, or any failure of the Company to award a Performance Bonus to the Employee in accordance with Section 3.2, except to the extent permitted by Section 2.4(a) below; or
          (d) Relocation of the Company’s office in Herndon, Virginia prior to such time as the Employee relocates to the Company’s headquarters office pursuant to Section 2.4 (or of the Company’s headquarters office after such time as the Employee relocates there pursuant to Section 2.4) such that the Employee is required to work in an office which is more than fifty (50) miles from the location of such respective office; or
          (e) The failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement pursuant to Section 10.1 hereof; or
          (f) A failure by the Company to pay any material amount due to the Employee pursuant to the terms of this Agreement within a reasonable time after it becomes due, except for an inadvertent error to make such payment; or
          (g) Any purported termination of the Employee’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; or
          (h) Any change in the Employee’s reporting relationships, such that the Employee no longer reports directly to the Board of Directors of the Company; or
          (i) A material breach of this Agreement by the Company;
provided, that the Employee shall (A) provide to the Company in writing, in reasonable detail, not less than ten (10) business days’ prior written notice of any events or circumstances constituting Good Reason and (B) afford the Company a reasonable opportunity to remedy any such events or circumstances, if such events or circumstances are capable of being remedied, in which event the Employee shall determine in good faith whether or not such events or circumstances have been remedied.
          1.13. Intellectual Property. “Intellectual Property” shall mean, collectively, the Trademarks, Patents, Copyrights, and Trade Secrets.
          1.14. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice in writing which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall (except in the case of

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a termination for Cause) be not more than thirty (30) days after the date of the Notice of Termination, and (iv) is delivered in accordance with the provisions of Section 10.2 hereof.
          1.15. Patents. “Patents” shall mean any domestic or foreign patents used in the Company’s Business, including any inventions, discoveries, improvements, designs and ideas or other subject matter described or protected by such patents, and any patents that are or may be granted from any domestic or foreign application to obtain a patent, including any inventions, discoveries, improvements, designs and ideas, or other subject matter described or protected by such application, including, without limitation, any continuations, continuations-in-part, divisions, reissuances, reexaminations, renewals, revisions and extensions thereof.
          1.16. Person. “Person” shall mean any natural person or any legal, commercial or governmental entity such as, but not limited to, any general or limited partnership, firm, corporation, limited liability company, association, joint venture, trust, unincorporated organization or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act, any successor statutes thereto, and the rules and regulations promulgated thereunder
          1.17. Qualifying Termination. A “Qualifying Termination” shall mean termination of the Employee’s employment by the Company other than for death, Disability or Cause, or by the Employee with Good Reason (but only if Good Reason for such termination arises as a result of one of the events described in clauses (c), (d), (e), (f), (g) or (i) of Section 1.12 above), which occurs within twelve (12) full calendar months following the effective date of a Change in Control of the Company or within six (6) full calendar months prior to a Change in Control of the Company if it is reasonably demonstrated by the Employee that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company.
          1.18. Residuals. “Residuals” means information in non-tangible form, which may be retained in human memory by persons who have had access to the Confidential Information and Intellectual Property, including ideas, concepts, know-how or techniques contained therein.
          1.19. Subsidiary. “Subsidiary” shall mean any direct or indirect subsidiary of the Company.
          1.20. Trademarks. “Trademarks” means any trademarks, service marks, trade names, domain names, logos, trade dress, or other material used by the Company in the Company’s Business for which trademark protection may be obtained including, but not limited to, marks, designs, logos, slogans, terms, words, phrases, and like subject matter, together with all translations, adaptations, derivations and combinations thereof, and any common law rights therein and goodwill associated therewith, and any domestic or foreign trademark or service mark registrations and/or applications for such registrations, including all or any portion of a trademark, service mark or other subject matter identified by any such registration or application.
          1.21. Trade Secrets. “Trade Secrets” shall mean Confidential Information used in Company’s Business for which the Company has not sought patent protection, explicitly

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excluding Residuals, that the Company has reasonably determined: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     2. PERFORMANCE OF SERVICES
          2.1. Position. The Company agrees to employ the Employee as the President and Chief Executive Officer of the Company, effective as of the Employment Commencement Date, and the Employee agrees to serve as the President and Chief Executive Officer of the Company, on the terms and conditions set forth in this Agreement.
          2.2. Duties. During the Employee’s employment pursuant to this Agreement, the Employee will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as reasonably assigned by the Company’s Board of Directors (the “Board”). Employee shall report to the Board. Employee shall use his best efforts to further the interests of the Company and, following the Employment Commencement Date, to perform such services for the Company as are consistent with his title of President and Chief Executive Officer of the Company. Employee shall devote substantially all of his business time and efforts to the performance of his duties. Subject to the terms of the Non-Competition Agreement dated as of February 1, 2006 between Employee and the Company (the “Non-Competition Agreement”), this shall not preclude the Employee from participating in any Permitted Outside Activities (as defined below). The Employee expressly acknowledges and agrees that during his employment he shall disclose to the Company in advance the identity and general nature of each prospective Permitted Outside Activity, provided that, the Company shall enter into an appropriate nondisclosure agreement upon request of the Employee in connection with such disclosure. The following are “Permitted Outside Activities”: (1) participation in venture capital and other investment companies and partnerships; (2) participation in various holding and real estate development companies and partnerships; (3) general and ongoing research and development outside the Company’s Business and not, during Employee’s employment pursuant to this Agreement, involving material commercial transactions; (4) devotion of time to personal and family investments; or (5) service on community and civic boards, or participation in industry associations; in each case provided such activities do not interfere with his duties to the Company, as determined in good faith by the Board.
          2.3 Directorship. The Employee shall be appointed as a member of the Board, effective as of the Employment Commencement Date, and thereafter shall serve as a member of the Board, subject to election and reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws. The Employee shall not be paid a fee or any other additional compensation for serving as a member of the Board. The Company shall reimburse the Employee for reasonable expenses incurred in connection with the Employee’s service as a member of the Board in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

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          2.4 Relocation and Travel.
          (a) The Employee and his family may continue to reside in Northern Virginia, through December 31, 2007 with the Employee traveling to and from the Company’s headquarters in San Diego, California and other offices of the Company and other locations on Company business as reasonably necessary to fulfill his responsibilities under this Agreement. During such period, following the Employment Commencement Date, the Company shall rent (or reimburse the Employee for the rental of) a residence in the San Diego, California area mutually agreeable to the Employee and the Company for the Employee and his family, at the Company’s sole cost and expense. Not later than December 31, 2007 the Employee shall relocate his primary residence to the San Diego, California area. The Board and the Employee will periodically evaluate the Employee’s relocation plan, and the Board and the Employee may make such changes to the Employee’s relocation plan, as the parties may mutually agree. If (i) the Employee has not relocated his primary residence to the San Diego, California area by December 31, 2007, and (ii) after consultation with the Employee, the Board requests Employee to relocate his primary residence to the San Diego, California area but Employee fails to do so within thirty (30) days after such request, then, upon written notice to the Employee from the Board (the “Relocation Notice”) and continuing until such time as the Employee relocates his primary residence to the San Diego, California area, as the Company’s sole remedy for the Employee’s failure to relocate his primary residence in accordance with this paragraph, during the period beginning on the first day following the Relocation Notice and continuing until such time as the Employee relocates his primary residence to the San Diego, California area, (i) the amount of the Employee’s Performance Bonus shall be reduced by 50% as to such period only, and (ii) for each vesting date during such period, the Employee’s option to purchase shares of common stock of the Company in accordance with Section 3.3 below shall, on the first day of each month during such period, vest and become exercisable as to only 50% of the shares that would otherwise vest and become exercisable on each such vesting date, and shall be terminated and cancelled in full as to the remaining 50% of the shares, that would otherwise vest and become exercisable on each such vesting date.
          (b) Should the Employee relocate to the San Diego, California metropolitan area during his employment under this Agreement, the Company agrees to reimburse the Employee for all Relocation Expenses (as defined below) relating to such relocation. The Company shall make such reimbursement promptly upon presentation of reasonably detailed documentation of his Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean the following reasonable expenses incurred by the Employee related to moving his and his family’s primary residence from Northern Virginia to the San Diego, California metropolitan area: (i) costs of looking for a new primary residence, including house hunting trips; (ii) attorneys’ fees, closing costs and brokers’ commissions (up to 6%) associated with the sale of the Employee’s Northern Virginia residence, if such residence is sold on or prior to June 30, 2008; (iii) attorneys’ fees and closing costs associated with the purchase of the Employee’s new residence in the San Diego, California area (but excluding mortgage loan fees and points); (iv) temporary family living expenses; (v) relocation travel expenses; and (vi) the physical movement of furniture, clothing, household effects, vehicles and other items from the Employee’s Northern Virginia home to the San Diego, California area. To the extent any Relocation Expenses are deemed to be taxable compensation to the Employee, the Company will make a “gross up” payment to the Employee sufficient to pay all federal, state and local income taxes imposed on the Employee in connection with the Company’s reimbursement of Relocation Expenses and the payment of such taxes.

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     3. COMPENSATION AND BENEFITS
          3.1 Base Compensation. The Company will pay to the Employee for his services hereunder an annual salary (“Base Compensation”). As of the Employment Commencement Date, the Employee’s Base Compensation shall be $375,000 per annum. This Base Compensation will be reviewed annually and may be increased from time to time in such amounts as may be determined by the Compensation Committee of the Board (the “Compensation Committee”), but may not be decreased without the Employee’s consent. The Base Compensation shall be payable in conformance with the Company’s customary payroll practices as established and in effect from time to time.
          3.2. Bonus. The Employee shall be eligible for a bonus in respect of the 2006 fiscal year of Visual Sciences, LLC under the Visual Sciences, LLC bonus program in effect on the date hereof, determined as if the Employee had continued his employment with Visual Sciences, LLC under the Prior Agreement (as hereafter defined) through the date of payment of such bonus. In addition to the Base Compensation as set forth in Section 3.1, and conditioned upon the Employee’s continued employment with the Company and subject to Section 2.4(a), for each of the Company’s fiscal years (commencing with the 2007 fiscal year), the Employee will be eligible to earn an annual performance bonus (“Performance Bonus”) based upon the Employee’s achievement each fiscal year of goals and objectives to be mutually agreed upon by Employee and the Compensation Committee at the beginning of each such year. Such Performance Bonus shall be paid to Employee during the first quarter of each fiscal year following the fiscal year in which it is earned. For 2007, the Employee shall be eligible for a Performance Bonus of up to $225,000. The amount of the Performance Bonus for which the Employee is eligible shall be reviewed annually and may be increased from time to time by the Compensation Committee, but may not be decreased without the Employee’s consent.
          3.3. Equity Compensation. Effective on the third business day following the Company’s announcement of its results of operations for the third fiscal quarter of 2006, and subject to the Employee’s continued employment with the Company, the Company will grant to Employee a non-qualified stock option to purchase 400,000 shares of the Company’s common stock, par value $0.001 per share, at a per share exercise price equal to the fair market value of a share of Company common stock on the effective date of the grant as determined under the terms of the Company’s 2004 Equity Incentive Award Plan. In addition, effective on January 2, 2007, and subject to the Employee’s continued employment with the Company, the Company will grant to Employee a non-qualified stock option to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share, at a per share exercise price equal to the fair market value of a share of Company common stock on the effective date of the grant as determined under the terms of the Company’s 2004 Equity Incentive Award Plan. Subject to Section 2.4(a), each of such options shall vest over a five year period as follows, subject to Employee’s continued employment with the Company on each such vesting date: 1.6667% of the shares of Company’s common stock subject to each such stock option will vest on the first day of each calendar month following the date of grant of such option. The stock option will be granted pursuant to, and subject to the terms and conditions of, the Company’s 2004 Equity Incentive Award Plan, as the same may be amended from time to time in accordance with its terms.

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          3.4 Vacation, holidays and sick days. During Employee’s employment, the Employee shall be entitled to three (3) weeks paid vacation in each calendar year to be taken and determined in accordance with the vacation policies and procedures as established from time to time by the Company. Unused vacation may be carried over from year to year, provided however, that in no event shall more than six (6) weeks of vacation be carried over. The Employee shall also be entitled to all paid holidays observed by the Company generally.
          3.5. Benefits.
               (a) Participation in Benefit Plans. During the Employee’s employment, the Employee shall be entitled to participate in and receive the benefits of any health, pension or other retirement benefit plan, 401(k) plan, profit sharing, or other plans, benefits and privileges provided generally to employees of the Company, including, without limitation, the Company’s standard sick leave policy, provided, however, that Employee’s health and other insurance benefits for himself and his family shall be at least as favorable as those currently maintained for the Employee and his family in his employment with Visual Sciences, LLC.
               (b) Disability Insurance. During the Employee’s employment, the Company shall provide the Employee with “own occupation” short and long term disability insurance providing him not less than 75% of the Employee’s average annual compensation until the age of 65.
     4. EXPENSES AND EQUIPMENT
          The Company shall reimburse the Employee or otherwise provide for or pay all reasonable expenses incurred by the Employee in furtherance of or in connection with the business of the Company, including, but not by way of limitation, telecommunications monthly fees and expenses, installation and monthly fees for a high speed Internet connection at the Employee’s home, traveling expenses, and reasonable expenses incurred by the Employee while he is traveling from Northern Virginia to San Diego, California prior to the Employee’s relocation to California or otherwise when traveling on behalf of the Company. Such traveling expenses may include, but shall not be limited to, the cost of first- or business- class air travel (for long haul travel), a rental car, temporary housing, lodging and food. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies. The Company shall promptly reimburse the Employee, after receipt of appropriate documentation for the legal expenses incurred by Employee in connection with the negotiation and drafting of this Agreement. The Company will provide Employee with computers and other equipment and software as required by the Employee for use at any location at the sole discretion of Employee. Upon the Date of Termination, or as soon as practicable thereafter, Employee will be provided with written notice of the depreciated value of such equipment and software and allowed to purchase such equipment and software at its fully depreciated value, at Employee’s sole option, by paying such depreciated value to the Company within thirty (30) days of such written notice of the depreciated equipment and software value.

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5. TERMINATION OF EMPLOYMENT
          5.1. Termination Due to Death. The Employee’s employment shall terminate immediately in the event of his death, and in such event the Company shall pay the Employee’s beneficiaries or heirs his accrued, unpaid Base Compensation and the value of any accrued, unpaid vacation through the Date of Termination plus any bonus earned by the Employee but not paid to him as of the Date of Termination (collectively “Accrued Compensation”).
          5.2. Termination Due to Disability. The Employee’s employment may be terminated due to Disability, in which event the Company shall pay the Employee his Accrued Compensation, shall continue to provide Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of Termination, and shall transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost.
          5.3. Termination by the Employee Other Than for Good Reason. The Employee may terminate his employment other than for Good Reason. In the event the Employee terminates his employment other than for Good Reason, the Company shall pay the Employee his Accrued Compensation through the Date of Termination. In addition, at Employee’s option, the Company shall transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost.
          5.4. Termination by the Employee For Good Reason. The Employee may terminate his employment for Good Reason, in which event the Employee shall be entitled to receive (a) his Accrued Compensation, plus (b) the payments, benefits and other consideration specified in Section 5.5(a), (b) and (c) of this Agreement; provided however, that if the Employee’s termination for Good Reason is also a Qualifying Termination, the Employee shall be entitled to receive the payments, benefits and other consideration set forth in Section 5.8(b) hereof in lieu of those set forth in Section 5.5.
          5.5. Termination by the Company Other Than for Death, Disability or Cause. The Company may terminate the Employee’s employment without Cause. In the event the Company terminates the Employee’s employment other than for death, Disability or Cause, the Company shall pay the Employee’s Accrued Compensation through the Date of Termination, and, in addition, subject to Section 5.9:
               (a) the Company shall pay to the Employee a cash severance benefit equal to the Employee’s Base Compensation for a period of one (1) year following the Date of Termination, which payments shall be made on the Company’s normal payroll dates; and
               (b) the Company shall continue to provide the Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of Termination. After such one (1) year period the Company shall, at Employee’s option, transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost; and

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               (c) all restrictions shall lapse on 25% of the restricted stock or similar awards held by the Employee on the Date of Termination which were not otherwise non-forfeitable as of the Date of Termination, and the then unvested portion of the stock options held by the Employee on the Date of Termination shall vest and become immediately exercisable with respect to the greater of (i) 25% of the then unvested number of shares of common stock underlying such stock options or (ii) 125,000 of the then unvested number of shares of common stock underlying such stock options (but not more than all of the then unvested shares of common stock underlying such stock options).
Notwithstanding anything to the contrary in this Section 5.5, if the Company’s termination of the Employee’s employment for reasons other than death, Disability or Cause is also deemed a Qualifying Termination, the Employee shall be entitled to receive the payments, benefits and other consideration set forth in Section 5.8(b) hereof in lieu of those set forth in this Section 5.5.
          5.6. Termination for Cause. The Company may terminate the Employee’s employment for Cause. In the event the Company terminates the Employee’s employment for Cause, the Company shall pay the Employee his Accrued Compensation through the Date of Termination, and the Employee’s entitlement to benefits under any benefit plan shall be determined in accordance with the provisions of such plan.
          5.7. Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the Employee’s employment pursuant to this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and conditions of such termination.
          5.8. Change in Control; Qualifying Termination on Change in Control.
               (a) In the event of a Change in Control, if the Employee is then employed by the Company, all restrictions shall lapse on 50% of the restricted stock or similar awards held by the Employee on the date of the Change in Control which were not otherwise non-forfeitable as of the date of the Change in Control, and the then unvested portion of the stock options held by the Employee on the date of the Change in Control shall vest and become immediately exercisable with respect to 50% of the then unvested number of shares of common stock underlying such stock options.
               (b) In the event of a Qualifying Termination of the Employee’s employment, the Company shall pay the Employee’s Accrued Compensation through the Date of Termination, and, in addition, subject to Section 5.9:
               (i) the Company shall pay to the Employee, in a lump sum within five (5) business days following the date the Release described in Section 5.10 becomes irrevocable, a cash severance benefit equal to the Employee’s annual Base Compensation immediately preceding the date of the Notice of Termination resulting in the Qualifying Termination; and
               (ii) The Company shall continue to provide Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of

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Termination. After such one (1) year period the Company shall, at Employee’s option, transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost; and
               (iii) all restrictions on any restricted stock or similar awards held by the Employee on the Date of Termination shall lapse, and all options or other similar equity awards held by the Employee on the Date of Termination which were not otherwise vested as of the Date of Termination, other than 125,000 of the then unvested number of shares of common stock underlying such stock options at such date as provided in clause (iv) below, shall become immediately vested and may be exercised by the Employee for the remaining term of such awards as if the Employee’s employment had not been terminated; and
               (iv) from and after the Date of Termination and for a period of 15 months thereafter, the Employee shall provide transitional consulting services to the Company of up to 10 hours per month. The Employee shall provide such consulting services in such manner and at such times as are mutually agreed to by the Company and the Employee. The Company will reimburse the Employee for his out of pocket expenses reasonably incurred in connection with providing such consulting services. As the sole compensation for providing such consulting services, 125,000 of the stock options held by the Employee on the Date of Termination which were not otherwise vested as of the Date of Termination shall continue to vest on a monthly basis at a rate of 8,333.33 shares per month on the first day of each calendar month during such 15 month period, subject to the Employee’s continuing to provide such consulting services to the Company. This consulting relationship shall not be deemed to delay or alter in any respect the Date of Termination of the Employee’s employment or to alter, expand or extend in any respect the Employee’s confidentiality or intellectual property rights and obligations set forth in Sections 6 and 7 of this Agreement or as set forth in the Employee’s Non-Competition Agreement.
     5.9 Timing of Payments.
               (a) All Accrued Compensation required to be paid to Employee (or his beneficiaries or heirs) shall be paid by the Company within thirty (30) days following the Date of Termination or by such earlier date as may be required by applicable law.
               (b) Notwithstanding any other provision with respect to the timing of payments under this Section 5, to the extent any benefit under this Agreement is subject to Section 409A of the Code, (i) subject to clause (ii), such benefit payment shall be paid upon the Employee’s “separation from service” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) with respect to the Company, and (ii) if, at the date of “separation from service”, the Employee is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any benefit payments to which the Employee may become entitled under this Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Employee’s “separation from service”, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of this Section 5, as applicable. After the first business day of the seventh month

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following the Employee’s “separation from service” and continuing each month thereafter, the Employee shall be paid the regular benefit payments otherwise due to the Employee in accordance with the terms of this Section 5, as applicable.
          5.10 Effect of Code Section 280G. To the extent Code Section 280G is applicable to payments made or to be made by the Company to the Employee, if it is determined that the amounts paid or payable to the Employee under the Agreement, when considered together with any amounts paid or payable to the Employee in connection with a Change in Control, will cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Code, then the payments to be made by the Company under this Agreement shall be reduced to the extent necessary to cause the payments made or to be made by the Company not to be excess parachute payments, but such reductions shall be made only if the Employee shall receive, on a net after-tax basis taking into account all taxes (including income taxes, employment taxes and any excise tax), a greater aggregate amount from the payments made or to be made by the Company as a result of such reductions. The independent public accountants for the Company immediately prior to the Change in Control shall determine whether such reductions shall be made and the amounts of any such reductions, and the Company shall bear the fees and expenses of such independent public accountants. In the event the Employee receives such excess parachute payments, the Company shall pay to the Employee an additional amount equal to the lesser of (a) 50% of the excise taxes incurred by the Employee under Code Section 4999 on such excess parachute payments, and (b) $500,000 (Five Hundred Thousand Dollars).
          5.11. Release. As a condition to the Employee’s receipt of any post-termination benefits described in this Agreement, the Employee shall execute a Release (the “Release”) in a form reasonably acceptable to the Company, and such Release shall have become irrevocable in accordance with its terms. Such Release shall specifically relate solely to the Employee’s rights and claims in existence at the time of such execution which arise out of the Employee’s employment by the Company and his termination of employment, and shall exclude (1) any rights and claims the Employee may have other than as an employee, such as in his capacity as a shareholder, and (2) any continuing obligations the Company may have to the Employee following the Date of Termination under this Agreement or any other agreement providing for obligations to survive the Employee’s termination of employment.
          5.12. Resignation as Director. The Employee agrees that if, at the time of his termination of employment with the Company for any reason, he is then a member of the Board, he shall offer to the Board to resign as a member of the Board, and if such offer of resignation is accepted by the Board, he shall immediately resign as a member of the Board.
     6. PROTECTED INFORMATION.
     Throughout the Employee’s employment by the Company or any of its Subsidiaries and thereafter, the Employee shall maintain in confidence and will not, without the prior written consent of the Company, except in the course of performance of his duties for the Company or as required by subpoena or court order, use, disclose or give to others any Confidential Information. As the Chief Executive Officer of the Company, Employee has the authority to make such use and/or disclosure, in his sole discretion, without the prior written consent of the Company as long as such use and/or disclosure is in the course of performance of his duties for the Company.

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Upon the termination of the Employee’s employment, he will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), except that the Employee shall be allowed to keep a full copy of any and all electronic mail sent or received by the Employee as provided in Section 7.3 below. Anything herein to the contrary notwithstanding, both during and after the termination of Employee’s employment, the Employee shall be free to use, and nothing in this Agreement shall be deemed to limit, his use, for any purpose, of Residuals, whether or not obtained from access to or work with Confidential Information.
     7. INTELLECTUAL PROPERTY RIGHTS.
          7.1 Assignment of Intellectual Property. Employee agrees, during his employment pursuant to this Agreement and thereafter, to assign and transfer to the Company all of his right, title and interest in all Intellectual Property prepared, made or conceived by the Employee (whether solely or jointly with others) during the period of his employment by the Company or any of its Subsidiaries.
          7.2 Exclusions. Nothing in this Agreement shall be deemed to give the Company any proprietary or other rights to any Patents, Trademarks, Copyrights, and Trade Secrets that the Employee has prepared, made or conceived, or hereafter prepares, makes or conceives which (i) was not actually put in use or designed into products or planned products of the Company or any of its Subsidiaries prior to the Employment Commencement Date or during the Employee’s employment pursuant to this Agreement, or (ii) was not prepared, made or conceived by the Employee in the course of performing services for the Company or any of its Subsidiaries relating to the Company’s Business, or (iii) was developed by the Employee in the course of his Permitted Outside Activities; and any and all proprietary and other rights to any such invention, discovery, improvement, idea, work, or design shall belong solely to the Employee. Furthermore, nothing in this Agreement shall be deemed to give the Company or its Subsidiaries any right to, nor to limit or in any way restrict the Employee’s ability to use, Residuals during or after the termination of Employee’s employment pursuant to this Agreement.
          7.3 Electronic Mail. Notwithstanding anything to the contrary contained herein, but subject to Section 6, Employee shall have the right to keep, during or after the termination of the Employee’s employment, a full copy of any and all electronic mail sent or received by Employee.
     8. ARBITRATION
          8.1. Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s performance of services for the Company or any of its Subsidiaries or out of this Agreement, with the exception of any dispute relating to the Intellectual Property, may not be in the best interests of either the Employee or the Company or any of its Subsidiaries, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Employee’s performance of services, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s performance of services, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991,

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the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, and any similar federal, state or local law, statute, or regulation to the extent that arbitration is permitted under such law, statute, regulation or any common law doctrine, whether that dispute arises during or after the termination of Employee’s employment by the Company or any of its Subsidiaries, with the exception of any dispute relating to the Intellectual Property, shall be resolved by arbitration held in the Washington, DC metropolitan area (unless the Employee has relocated to the San Diego, California metropolitan area, in which case the arbitration shall be conducted in that area), in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, with the exception of any dispute relating to the Intellectual Property, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election of arbitration as the means for final settlement of all claims, with the exception of any dispute relating to the Intellectual Property, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.
          8.2. Notice and Selection of Arbitrator. Within thirty (30) days after the occurrence of an event giving rise to a dispute subject to this Section 8, the aggrieved party shall provide the other party with a detailed written statement of all facts pertaining to the dispute and shall permit the other party thirty (30) days within which to investigate and consider the facts and to resolve the matter informally. Thereafter, an aggrieved party who wishes to proceed to arbitration shall have an additional ninety (90) days within which to so notify the other party in writing. This notice shall include a clear, concise statement of the facts, the issues to be resolved by the arbitrator and the desired remedy. Within ten (10) days after delivery of a written notice requesting arbitration, the Company will contact the Employee, or his designated representative, to select an arbitrator. If the parties cannot agree on an arbitrator, they shall select an arbitrator from a list provided by the American Arbitration Association in accordance with its rules.
          8.3. Arbitration Procedure. In the arbitration proceeding, each party shall be entitled to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. The opinion and award of the arbitrator shall be requested by the parties within forty-five (45) days of the submission of the post-hearing briefs, which shall be due thirty (30) days from the close of the arbitration.
          8.4. The Employee’s Remedies. If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with equitable and/or legal remedies, including compensatory damages and back pay. “Back pay” shall include all forms of compensation payable to the Employee by the Company, the cost of all fringe benefits, and prejudgment interest at the rate of ten percent (10%) per annum on such claims.
          8.5. Arbitrator’s Authority. In reaching his decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The

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arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.
          8.6. Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. In addition to the other relief provided, the prevailing party shall be entitled to recover his or its reasonable attorney’s fees and costs, including the administrative fees and expenses associated with the arbitration, all of which shall be included in any award by the arbitrator.
          8.7. Indemnification for Costs of Litigation. In the event that a party to this Agreement attempts to resolve in court claims subject to arbitration under this Agreement, that party shall pay to the other party such other party’s attorney’s fees and costs incurred in defending the action filed in court and any action seeking to enforce the provisions of this Section 8.
          8.8. Continuing Nature of Agreement to Arbitrate. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the relationship between the Employee and the Company.
     9. INDEMNIFICATION.
          9.1 General. The Company agrees that if the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Employee is or was a director, officer, member, employee or agent of the Company or any predecessor to the Company or any of their Affiliates, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if the Employee has ceased to be a director, officer, member, employee or agent of the Company and shall inure to the benefit of his heirs, executors and administrators.
          9.2 Expenses. As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

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          9.3 Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Employee shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.
          9.4 Partial Indemnification. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion of such Expenses to which the Employee is entitled.
          9.5 Advances of Expenses. Expenses incurred by the Employee in connection with any Proceeding shall be paid by the Company in advance upon request of the Employee that the Company pay such Expenses to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, but only in the event that the Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Employee is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
          9.6 Notice of Claim. The Employee shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within the Employee’s power and at such times and places as are convenient for the Employee.
          9.7 Defense of Claim. With respect to any Proceeding as to which the Employee notifies the Company of the commencement thereof:
          (a) The Company will be entitled to participate therein at its own expense;
          (b) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Employee, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Employee also shall have the right to employ his own counsel in such action, suit or proceeding, and under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.
          (c) The Company shall not be liable to indemnify the Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Employee without the Employee’s written consent. Neither the Company nor the Employee will unreasonably withhold or delay their consent to any proposed settlement.

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          9.8 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which the Employee may have or hereafter may acquire under any statute, operating agreement, articles of organization, or by-laws of the Company or any affiliated entity, or any agreement, vote of shareholders, members, or otherwise.
     10. GENERAL PROVISIONS
          10.1. Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.
          10.2. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be sent by hand delivery, by prepaid registered or certified mail, return receipt requested, or by facsimile transmission, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given upon delivery, if sent by hand delivery, three (3) days after deposit in the mail, or upon delivery by a nationally recognized overnight courier.

To the Company:	WebSideStory, Inc.
10182 Telesis Court, 6th Floor
San Diego, CA 92121
Attn: General Counsel

To the Employee:	James W. MacIntyre, IV
[Intentionally Omitted]

          10.3. Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto. The Company and the Employee agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto.
          10.4. Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

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          10.5. Severability. In the event that any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
          10.6. Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of the State of California, and the parties agree that any dispute not subject to arbitration pursuant to Section 8 will be litigated in the federal, state or local courts in San Diego, California, which shall have exclusive jurisdiction and venue over the parties with respect to any such dispute.
          10.7. Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and the Employee with respect to the Employee’s employment by the Company and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written. Effective as of the Employment Commencement Date, this Agreement shall supersede the Amended and Restated Employment Agreement made and entered into February 1, 2006, between Visual Sciences, LLC and the Employee (the “Prior Agreement”), and the Prior Agreement and any and all of the rights, obligations and liabilities of the parties thereunder are hereby terminated in full and shall be of no further force or effect, effective as of the Employment Commencement Date; provided, however, that (i) effective as of the date hereof the provisions of this Agreement (and not the Prior Agreement) shall apply to the stock options granted pursuant to Section 3.3, and (ii) the provisions of Section 5 of this Agreement shall apply only to any termination of the Employee’s employment that occurs on or after the Employment Commencement Date. Nothing in this Agreement shall be deemed to supersede the Non-Competition Agreement or the Agreement and Plan of Merger dated as of February 1, 2006 by and among the Company, VS Acquisition, LLC, Visual Sciences, LLC and Ned Scherer (the “Merger Agreement”), and each of the Non-Competition Agreement and the Merger Agreement shall remain in full force and effect in accordance with the terms and conditions thereof.
          10.8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company with which the Company may merge or consolidate.
          10.9. Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
          10.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
          10.11. Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, shall survive the execution of this Agreement. In addition, the provisions of Sections 4 through 10 of this Agreement shall survive the expiration or termination of this Agreement.

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          10.12. Section 409A of the Code. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Company:	WebSideStory, Inc.

/s/ Dru Greenhalgh

	By:	Dru Greenhalgh
	Title:	Vice President and General Counsel

The Employee:	/s/ James W. MacIntyre

James W. MacIntyre, IV
     Agreement of Visual Sciences, LLC. Pursuant to Section 10.3 of the Prior Agreement, Visual Sciences, LLC hereby agrees to Section 10.7 of this Agreement.

Visual Sciences, LLC

/s/ James W. MacIntyre

By:	James W. MacIntyre, IV
Title:	Chief Executive Officer